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                                                                  Exhibit 8.3


TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND


We have summarized below the principal tax consequences under the laws of Switzerland of owning debt securities fully and unconditionally guaranteed by UBS AG, Switzerland.

Under the scope of Swiss withholding tax legislation, debt securities issued by an entity domiciled outside of Switzerland (issuer) are not subject to the Swiss withholding tax of 35% on any interest payments on those securities. If the issuer is a permanent establishment outside of Switzerland or a subsidiary, not resident in Switzerland and vested with a guarantee by the parent company in Switzerland, Swiss withholding tax is also not applicable if the proceeds of such securities are not used in Switzerland. If the use of the proceeds of the sale of debt instruments by these issuers is not in Switzerland, not only interest payments by the issuer are free from Swiss withholding tax but also any guarantee payment or comparable payment by Swiss parent company in connection with such debt securities.

The guarantees relate to debt securities, which were issued by Paine Webber Inc. before the merger with UBS Americas Inc. UBS AG and UBS Americas Inc. will make sure that the proceeds of the former sale of these debt securities are not used in Switzerland. Consequently, current and future interest payments on the debt securities should not be subject to Swiss withholding tax.

Neither the present Swiss withholding tax law nor the current practice of the Federal Tax Administration indicate that a guarantee payment related to interest could be re-characterized as an interest payment itself, which would be subject to withholding tax. For this reason, we believe that a possible guarantee payment will not be subject to Swiss withholding tax, irrespective of whether it is made for the principal, interest or other amounts payable in accordance with the terms of the debt securities.


Zurich, December 21, 2000


Ernst & Young AG


/s/ Alfred Preisig
____________________________
Alfred Preisig
Partner tax


/s/ Urs Brugger
____________________________
Urs Brugger
Partner tax